FOR IMMEDIATE RELEASE

COMPANY CONTACT

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
SECOND QUARTER SALES

Burlington, NJ - December 1, 2005 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced today that net sales from continuing operations for the second quarter ended November 26, 2005 were $944.3 million compared with $872.0 million for the comparative period ended November 27, 2004, an 8.3% increase. These results reflect a 5.3% comparative store sales increase for the quarter. September comparative store sales increased 2.8%, October comparative store sales increased 7.5% and November comparative store sales increased 5.2%, compared with the same periods last year.

Net sales from continuing operations for the six months ended November 26, 2005 were $1.595 billion compared with $1.446 billion for the comparative period ended November 27, 2004, a 10.3% increase. These results reflect a 6.8% comparative store sales increase for the six-month period.

During the six months ended November 26, 2005, the Company opened eight Burlington Coat Factory stores and three free standing MJM Designer Shoe stores. An additional five Burlington Coat Factory stores were relocated during the six months ended November 26, 2005 to locations within the same trading market. Two Burlington Coat Factory stores and one Luxury Linens store were closed during the six months ended November 26, 2005. In addition, the Company has three Burlington Coat Factory stores that remain temporarily closed due to damage caused by Hurricanes Katrina and Wilma. Two of these stores are located in New Orleans and the other store is located in southern Florida. The Company has not yet determined when these stores will reopen. During the remainder of the current fiscal year, the Company expects to open an additional Burlington Coat Factory store and relocate two Burlington Coat Factory stores to new locations within the same trading market.

As of December 1, 2005, the Company operates 367 stores (exclusive of the three stores temporarily closed due to the hurricanes) in 42 states, principally under the name "Burlington Coat Factory".

The Company plans to issue a press release on January 4, 2006 announcing net income for the second quarter and to hold a conference call regarding the second quarter results at 10:00 A.M. Eastern time on January 5, 2006. To listen to the call, visit the Company's website at www.burlingtoncoatfactory.com. The call will be available for replay on the Company's website.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.